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                                                           REDACTED VERSION
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                                  EXHIBIT 10.20



                                        To



                         Targeted Genetics Corporation's



                                    Form 10-K



                                For the Year Ended




                                December 31, 1996

       "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.




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                                                                EXHIBIT 10.20


                         EXCLUSIVE SUBLICENSE AGREEMENT

     THIS AGREEMENT is made and entered into this 23rd day of July 1996 ("Effective Date") by and between: Alkermes, Inc., 64 Sidney Street, Cambridge, MA 02139, (hereinafter referred to together with its subsidiaries and affiliated companies as "LICENSOR" ) and Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (hereinafter referred to together with its subsidiaries and affiliated companies as "LICENSEE").

     WHEREAS, LICENSOR is the exclusive licensee from the Children's Hospital Research Foundation/Children's Hospital, Inc. of certain "Licensed Patent Rights" and "Licensed Materials" relating to Adeno-Associated Virus (AAV) packaging cell lines invented by Dr. Philip R. Johnson and has the right to grant sublicenses under Licensed Patent Rights and to Licensed Materials.

WHEREAS, LICENSEE desires to obtain certain sublicensing rights under the Licensed Patent Rights and to the Licensed Materials upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1  "LICENSEE" shall include the following:

     (a) a related company of LICENSEE, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by LICENSEE;

     (b) an organization which directly or indirectly owns or controls more than fifty percent (50%) of the voting stock of LICENSEE;

     (c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of LICENSEE.

1.2  "Licensed Patent Rights", as used herein, shall mean all of the following:

     (a) U.S. Patent Application Serial No. 08/254,358, filed June 6, 1994, and Serial No. 08/475,391, filed June 7, 1995, "Adeno-Associated Virus Materials", invented by Philip R. Johnson.




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     (b)  to the extent that the following contain one or more claims to the invention or inventions claimed in (a) above: divisions, continuations and continuations-in-part of (a) above, all divisions and continuations of these continuations-in-part, divisions and continuations, and any reissues, extensions or reexaminations of the foregoing patents;

     (c) to the extent that the following contain one or more claims to the invention or inventions claimed in (a) above: all counterpart foreign applications and patents to (a) and (b) above;

     (d) any other patent applications, including divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and counterpart foreign applications thereof, that contain one or more claims to the invention or inventions claimed in (a) above or any improvements to such invention or inventions; and

     (e) any patents issuing in respect of any of the applications, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and counterpart foreign applications referenced in clauses (a), (b), (c) and (d) above.

1.3 "Licensed Materials", as used herein, shall mean the C12 adeno-associated virus packaging cell line developed by the Children's Hospital Research Foundation/Children's Hospital, Inc. and any improvements thereto.

1.4 "Licensed Product(s)", as used herein, shall mean any product which cannot be manufactured, used or sold without utilizing Licensed Materials or which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more issued claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgement of a court of competent jurisdiction or expired.

1.5 "Net Sales" shall mean revenue received by LICENSEE from sales of Licensed Products by LICENSEE, its sublicensee(s) or agent(s) less the sum of the following:

     (a)  discounts allowed in amounts customary in the trade,

     (b) sales taxes, tariff duties, and/or use taxes which are directly imposed and are with reference to particular sales;

     (c)  outbound transportation prepaid or allowed;





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     (d)  amounts allowed or credited on returns; and

     (e) charges deemed uncollectible under generally accepted accounting principles.

1.6  "Field of Use" shall mean the following:

     Treatment and prevention of pulmonary diseases.

1.7  "Optioned Field(s) of Use" shall mean the following:

     Optioned Field 1. Treatment and prevention of infectious diseases.

     Optioned Field 2. Treatment of benign or malignant tumors.

     Optioned Field 3. Treatment and prevention of cardiovascular disorders.

     Optioned Field 4. Treatment and prevention of metabolic/endocrinology disorders (e.g., Gaucher disease).

     Optioned Field 5. Treatment and prevention of hematopoietic/immune disorders.

     Optioned Field 6. Systemic and mucosal delivery of secreted proteins.

     Optioned Field 7. Treatment and prevention of gastrointestinal diseases.

                                   ARTICLE II

                                      GRANT

2.1 LICENSOR hereby grants to LICENSEE a worldwide exclusive sublicense under Licensed Patent Rights and to Licensed Materials to make, have made, use, lease, have sold and sell Licensed Products in the Field of Use.

2.2 LICENSOR hereby grants to LICENSEE under Licensed Patent Rights and to Licensed Materials the exclusive right to grant one or more sublicenses to its rights to make, have made, use, lease, have sold and sell Licensed Products in the Field of Use.




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*   Confidential Treatment Requested



2.3 LICENSOR reserves unto itself the personal, non-transferable right to make, have made, and use Licensed Product(s) and Licensed Material in the Field of Use for internal research purposes only, and for no other purpose in the Field of Use.

2.4 LICENSEE hereby agrees grants to LICENSOR an exclusive, worldwide royalty-free license to make, have made, use and sell products under any patent rights owned by LICENSEE for improvements on the C12 cell line in the field of nervous system diseases including, without limitation, brain cancers.

                                   ARTICLE III

                             COMPENSATION-ROYALTIES

3.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to LICENSOR in the manner hereinafter provided to the end of the term of the Licensed Patent Rights on a country-by-country basis or until this Agreement shall be terminated as hereinafter provided, whichever occurs first. LICENSEE agrees to pay to LICENSOR a royalty of [ * ] on the amount of annual Net Sales of Licensed Products that are less than or equal to [ * ] and a royalty of [ * ] on the amount of annual Net Sales of Licensed Products that exceed [ * ]. For sales in any country in which no Licensed Patent Rights exist, such royalty shall be reduced [ * ] on the amount of annual Net Sales of Licensed Products incorporating, based upon or made by employing the Licensed Material or the technology described in the Licensed Patent Rights.

3.2 Notwithstanding the foregoing, if LICENSEE is required to pay royalties to an unaffiliated third party(ies) for sales of Licensed Products for which payments are also due to LICENSOR ("Third Party Royalties"), then the royalties to be paid by LICENSEE to LICENSOR shall be reduced by the amount that the sum of the LICENSOR's royalty percentage and Third Party royalty percentage are in excess of [ * ] of Net Sales of Licensed Products, but in no event shall the LICENSOR'S royalty percentage be reduced to less than [ * ].

3.3 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by multiple claims or more than one Licensed Patent Right licensed under this Agreement.

*   Confidential Treatment Requested


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*   Confidential Treatment Requested



3.4 In addition to royalties, LICENSEE agrees to pay LICENSOR the following sums within thirty (30) days of the time that each of the milestones listed below:

     (a) The sum of [ * ] upon execution of this Agreement and [ * ] payable one (1) year from the Effective Date;

     (b) The sum of [ * ] for the first Phase I clinical trial, or equivalent in a foreign country, initiated by LICENSEE or one of its sublicensees for a Licensed Product;

     (c) The sum of [ * ] for the first Phase II clinical trial, or equivalent in a foreign country, initiated by LICENSEE or one of its sublicensees for a Licensed Product (Phase I/II or equivalent in a foreign country will be considered a Phase I trial);

     (d) The sum of [ * ] for the first Phase III clinical trial, or equivalent in a foreign country, initiated by LICENSEE or one of its sublicensees for a Licensed Product for which a Phase II clinical trial was initiated and, consequently, a milestone payment was made to LICENSOR pursuant to paragraph 3.4(c);

     (e) The sum of [ * ] for the first Phase III clinical trial, or equivalent in a foreign country, initiated by LICENSEE or one of its sublicensees for a Licensed Product for which no Phase II clinical trial was initiated and, consequently, no milestone payment was made to LICENSOR pursuant to paragraph 3.4(c); and

     (f) The sum of [ * ] for the first Product Licensing Application, or equivalent in a foreign country, approved for LICENSEE's or one of its sublicensee's Licensed Product.

3.5 Royalty payments made pursuant to Paragraph 3.1, supra, shall be made quarterly for the three (3) month periods ending March 31, June 30, September 30 and December 31 of each calendar year and shall be due and payable within 45 days of the termination of each calendar half year--i.e., such payments shall be due or payable on or before May 15, August 14, November 15 and February 14 in each calendar year.

*   Confidential Treatment Requested



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*Confidential Treatment Requested



3.6 All monies due to LICENSOR hereunder shall be paid in United States dollars. LICENSEE shall be responsible for making the payment to the LICENSOR. The rate of exchange to be used in computing the amount of currency equivalent to United States dollars due to LICENSOR shall be made at the rate of exchange at Chase Manhattan Bank for the three (3) month trailing average for the calendar quarter for which payment is due.

3.7 If LICENSEE grants a sublicense to the Licensed Patent Rights or the Licensed Materials to a third party, for value other than royalties based on sales of Licensed Products, LICENSEE shall pay LICENSOR [ * ] of all proceeds paid to LICENSEE in consideration for such grant of a sublicense, including any premium paid over the market value of the LICENSEE's common stock by a sublicensee in connection with an equity purchase, but excluding such royalties paid to LICENSEE in connection therewith, up to a maximum of [ * ] per year in the year that such proceeds are paid to LICENSEE ("Non-Royalty Fees"). Any such payment shall be made within thirty (30) days after receipt of such Non-Royalty Fees by LICENSEE. Notwithstanding the foregoing, in no event shall LICENSEE: a) be obligated to pay LICENSOR a share of any proceeds that LICENSEE receives from a third party as research and development funding, milestone payments, or equity purchase, other than any premium paid on an equity purchase; or b) enter into a paid-up sublicense to Licensed Patent Rights or Licensed Materials with a third party without the written consent of LICENSOR.

3.8 In the event that LICENSEE transfers or otherwise sublicenses Licensed Patent Rights or Licensed Materials to a third party in combination with patent(s) and/or other right(s) of a third party(ies) and LICENSEE is due and receives Non-Royalty Fees, then LICENSEE shall pay LICENSOR an equitable portion of such Non-Royalty Fees as determined by the good faith negotiations of LICENSEE and LICENSOR.



                                   ARTICLE IV

                                 LICENSE OPTION

4.1 LICENSOR hereby grants to LICENSEE an exclusive right of first negotiation to sublicense on an exclusive basis the Licensed Patent Rights and the Licensed Materials for one or more of the Optioned Fields of Use ("License Option"). Upon written notification by LICENSEE to LICENSOR of an intent to acquire exclusive rights to an Optioned Field(s)

*   Confidential Treatment Requested


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*   Confidential Treatment Requested



of Use, LICENSOR shall negotiate with LICENSEE in good faith to reach agreement on commercially reasonable terms for a sublicense to such Optioned Field(s) of Use. Upon notification to LICENSOR by a third party of an intent to acquire license rights to an optioned Field of Use, LICENSOR shall provide LICENSEE written notification of such notice, and LICENSEE, at its own discretion, shall have the option to negotiate with LICENSOR in good faith for a period of at least sixty (60) days from the date of such notification ("Option Period") to reach agreement on commercially reasonable terms for a sublicense to LICENSEE to such Optioned Field(s) of Use. If LICENSEE elects not to negotiate, or if the parties do not reach agreement during the Option Period, then LICENSOR may grant a sublicense in respect of such Optioned Field(s) of Use to the Third Party on terms that are no more favorable than those that were last offered by LICENSOR to LICENSEE during the Option Period. The License Option shall expire one (1) year from the Effective Date and may be renewed at LICENSEE's sole discretion for subsequent one (1) year periods at the rate of [ * ] per year, reduced pro rata in proportion to the number of Optioned Fields of Use which have previously been sublicensed either to LICENSEE or to third parties.

                                    ARTICLE V

                           RECORD KEEPING AND REPORTS

5.1 LICENSEE agrees to keep accurate records in sufficient detail to enable the royalties payable by LICENSEE to LICENSOR hereunder to be determined, and agrees to permit said records to be examined from time to time during the life of this Agreement, and for one (1) year after the expiration and termination of this Agreement, at reasonable intervals (but not more than once per calendar year) by an independent auditor mutually agreeable to the parties, during normal business hours, and to the extent necessary to verify the reports and payments required hereunder. Such auditor shall only disclose to LICENSOR whether or not royalties payable hereunder have been accurately computed and paid, and no other information. In the event any such audit reveals an underpayment, LICENSEE shall promptly remit the deficiency to LICENSOR. In the event any such audit reveals an overpayment, the excess shall be credited against any future payments due to LICENSOR hereunder.

5.2 LICENSEE agrees to furnish LICENSOR with written Reports within two (2) months of the termination of each calendar quarter (i.e., such written Reports shall be due as in Paragraph 3.3 supra) setting forth separately by model number or other identifying

*   Confidential Treatment Requested



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designation, the total number of Licensed Products theretofore made and sold hereunder during the preceding calendar quarter and the royalties due thereon. Each such Report shall be accompanied by a copy of any sub-sublicensee's Report received subsequent to LlCENSEE's prior Report and prior to LlCENSEE's current Report.

5.3 LICENSOR shall maintain in confidence, and shall not disclose to any third party or use for any purpose not expressly authorized by this Agreement, all information provided to LICENSOR and/or its auditor pursuant to this Article V and to Article VII. LICENSOR shall obtain written agreement from LICENSOR's auditor who shall inspect LICENSEE's records pursuant to Article 5.1, for LICENSEE's benefit, to be bound by the foregoing confidentiality obligation. Such confidentiality obligation shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, the confidentiality obligation shall not extend to the disclosure of data, documents or information to judicial, governmental or other official agencies, or in accordance with common practice, to the extent that such disclosure is required by any applicable securities laws or self regulatory agencies.

                                   ARTICLE VI

                                  PATENT RIGHTS

6.1 LICENSOR shall, in the first instance, have the sole and exclusive right to file any and all patent applications, both foreign and domestic, falling within the scope of this Agreement; and LICENSOR shall be responsible for all costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of any such patent application and the maintenance of any patent issuing thereon. Any such patent shall be included within this Agreement as part of the Licensed Patent Rights.

6.2 LICENSOR shall notify LICENSEE of the issuance of any Licensed Patent Rights, and any expiration, lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent Rights.

6.3 If, at any time during the term of this Agreement, LICENSOR elects not to file a patent application or to abandon any pending patent application or any patent issued thereon, either foreign or domestic, it shall notify LICENSEE of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to file or maintain any such application and/or patent in existence; and, thereafter, LICENSEE shall have the right and option to participate, together with other licensees to such patent application or issued patent, in the filing or prosecution of any such patent application and/or the maintenance of any such patent, at LICENSEE's expense; and, any patent issuing therefrom shall be exclusively licensed to LICENSEE in the Field of Use and any Optioned Fields of Use as to which LICENSEE has exercised its option pursuant to Article IV on a royalty-free basis.


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                                   ARTICLE VII

                                  DUE DILIGENCE

7.1 LICENSEE, during the entire term of this Agreement, shall utilize commercially reasonable efforts in proceeding with the development, manufacture, sale and commercial exploitation of Licensed Product(s), and in creating a supply and demand for same; provided, however, that LICENSEE shall be entitled to exercise prudent business judgment in meeting its reasonable diligence obligations hereunder.

7.2 LICENSEE agrees to keep LICENSOR informed of its progress on the commercial exploitation of Licensed Product(s) hereunder by annual reports due within sixty
(60) days following the end of each calendar year.

                                  ARTICLE VIII

                                 PATENT MARKING

8.1 LICENSEE shall mark, and shall require its sub-licensee(s) to mark, each Licensed Product made and sold by it or by them with an appropriate patent marking identifying the pendency of any U.S. application and/or any issued U.S. or foreign patent forming any part of Licensed Patent Rights.

                                   ARTICLE IX

                              TERM AND TERMINATION

9.1 This Agreement, and the rights, privileges and license granted herein, shall be in force from the Effective Date hereof and shall remain in full force and effect thereafter until the last to expire of Licensed Patent Rights unless sooner terminated in accordance with the provision set forth herein below. It is, however, understood by the parties hereto that LlCENSEE's obligation to pay royalties to LICENSOR under this Agreement shall terminate in the event of a judicial determination that no portion of such Licensed Patent Rights are valid, infringed and/or enforceable by a decision of a tribunal of competent authority where such decision is final or by lapse of time becomes final and unappealable.

9.2 LICENSEE may terminate this Agreement and concomitant future obligations upon thirty (30) days written notice to LICENSOR.

9.3 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by LICENSOR.

9.4 Should LICENSEE fail to make any payment whatsoever due and payable to LICENSOR hereunder, LICENSOR shall have the right to terminate this Agreement effective on thirty (30) days notice, unless LICENSEE shall make all such payments to LICENSOR within said thirty (30) day period. Upon the expiration of the thirty (30) day

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period, if LICENSEE shall not have made all such payments to LICENSOR, the rights, privileges and license granted hereunder shall automatically terminate.

9.5 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences set out in Articles 9.3 and 9.4 hereinabove, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on sixty (60) days notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the sixty
(60) day period. In the event that LICENSOR asserts a breach of this Agreement under Article 7.1, this Agreement shall remain in full force and effect until the matter is resolved by the parties themselves or under arbitration as provided for under Article 18.

                                    ARTICLE X

                        DISPOSITION OF LICENSED PRODUCTS
                            ON HAND UPON TERMINATION

10.1 In the event of any termination of this Agreement, LICENSEE and its sub-licensees shall have the right to use or sell all the Licensed Products on hand at the time of such termination, provided that LICENSEE shall be obligated to pay to the LICENSOR a royalty on such sales as set forth in this Agreement if, at that time, there remains in existence any of Licensed Patent Rights covering the manufacture, use or sale of such Licensed Product(s).

                                   ARTICLE XI

                               PATENT ENFORCEMENT

11.1 If LICENSEE shall have supplied LICENSOR with written evidence demonstrating infringement of the Licensed Patent Rights by a third party, LICENSEE may, by written notice, request LICENSOR to take steps to assert such Licensed Patent Rights against such infringing product. LICENSOR shall within six (6) months of the receipt of such notice either (a) cause such infringement to terminate or (b) initiate and continue legal proceedings against the infringer, or pursue other equivalent legal or patent remedies. If LICENSOR fails to take either of the actions specified in clause (a) or (b) above, LICENSEE may, upon notice to LICENSOR, discontinue making royalty payments to LICENSOR that are due hereunder, and have further royalty payments waived by LICENSOR until LICENSOR in good faith takes and continues such action, at which time only future royalties shall be due. Notwithstanding the foregoing, if the infringement ceases at any time, TGC's obligations shall continue at full force from the time that infringement ceases.

11.2 In the event LICENSOR fails to terminate the infringement within the six
(6) months of written notification from LICENSEE informing LICENSOR of an alleged infringement, and does not institute litigation against the infringer for that purpose within such period, then LICENSEE shall have the right to bring an action against the infringer for

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that purpose. LICENSOR shall cooperate fully with LICENSEE, at LICENSEE's expense, in connection with any such action. Such cooperation shall include (without limitation) LICENSOR's permitting LICENSEE to bring the action in LICENSOR's name and LICENSOR's executing any consents or assignments necessary or useful to permit LICENSEE to enforce the Licensed Patent Rights against the infringer. LICENSEE shall be entitled to deduct all expenses incurred by it in connection with any such action from the royalties and other amounts that would otherwise be payable to LICENSOR hereunder; provided that to the extent any amounts are finally awarded to LICENSEE in such action or are paid to LICENSEE in settlement thereof, such amounts shall be paid over to LICENSOR until all amounts so withheld have been repaid. Any amounts so awarded or paid in settlement in excess of the amounts so withheld shall be retained by LICENSEE.

                                   ARTICLE XII

                                    PUBLICITY

12.1 The parties agree that neither party will use the name of the other party, or any abbreviation thereof, expressly or by implication, or disclose the existence or nature of this Agreement, in any news, publicity release, advertisement or other public disclosure, without the express prior written approval of the other party. Notwithstanding the foregoing, each party hereby consent to references to it (1) in such reports or documents sent to stockholders or filed with or submitted to any governmental regulatory agencies or bodies or stock exchanges or as may be required to obtain investment capital, or (2) pursuant to any requirements of applicable law or governmental regulations, provided that, in the event of any such disclosure, the party making such disclosure shall afford the other party the prior opportunity to review the text of such disclosure, the other party shall promptly respond to the disclosing party, and the disclosing party shall use its best efforts to comply with any reasonable requests by the other party regarding changes.

                                  ARTICLE XIII

                                     WAIVER

13.1 No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of the other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.


                                   ARTICLE XIV

                                   WARRANTIES

14.1 LICENSOR warrants that it has the lawful right to grant the sublicense set forth herein. LICENSOR furthers represents and warrants to LICENSEE that, to the best of its knowledge, it is the exclusive licensee of the Children's Hospital Research Foundation/Children's Hospital, Inc. in respect of the Licensed Patent Rights and the Licensed Materials in all fields and that neither LICENSOR nor to the best of LICENSOR's knowledge, the Children's Hospital Research


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Foundation/Children's Hospital, Inc. has granted any licenses, sublicenses, or other rights in respect of the Licensed Patent Rights or the Licensed Materials in the Field of Use or any Optioned Field of Use.

14.2 LICENSOR makes no express or implied warranties of merchantability or fitness of the Licensed Products for any particular purpose.

14.3 Nothing in this Agreement shall be construed as:

     i) a warranty or representation by the LICENSOR as to the patentability, validity or scope of any of the Licensed Patent Rights;

     ii) except as provided in Section 14.1, a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or proprietary rights of third parties; or,

     iii) an obligation to bring or prosecute actions or suits against third parties for infringement.

                                   ARTICLE XV

                          SUCCESSION AND ASSIGNABILITY


15.1 This Agreement and the rights and benefits conferred upon LICENSEE hereunder may not be assigned nor transferred by LICENSEE without the prior written consent of LICENSOR, except in the event of sale of all or a portion of the business of LICENSEE, in which event LICENSEE, upon written notification to LICENSOR, may assign this Agreement to a wholly owned subsidiary or to a purchaser of substantially all of its assets relating to the subject matter of the Agreement.

15.2 This Agreement shall be binding upon and inure to the benefit of the successors, representatives and assigns of the parties hereto.


                                   ARTICLE XVI

                                    INDEMNITY

16.1 LICENSEE agrees to indemnify, hold harmless and defend LICENSOR, its officers, employees and agents, against any and all claims, suits, losses, damages, costs, fees and expenses, including reasonable attorney's fees, resulting from or arising out of LICENSEE's

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exercise of its rights granted under this Agreement including, but not limited to, product liability, any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the production, manufacture, sale, lease, consumption, advertisement, possession, use or operation of Licensed Products by LICENSEE or its sub-licensees or their customers in any manner whatsoever.

16.2 LICENSOR agrees to indemnify, hold harmless and defend LICENSEE and its officers, employees and agents against any and all claims, suits, losses, damages, costs, fees and expenses (including attorneys' fees) resulting from or arising out of LICENSOR's grant of the sublicense granted under this Agreement including, but not limited to, any amounts payable by LICENSOR to its licensor(s) of the Licensed Patent Rights or the Licensed Materials or other persons or entities having rights in respect of the Licensed Patent Rights or the Licensed Materials.

16.3 In the event of any claim for which indemnification will be sought pursuant to Section 16.1 or 16.2, the indemnified party will give the indemnifying party prompt written notice of such claim. The indemnifying party shall have the sole right to control the defense and settlement of any such claim and shall not be liable for any settlement that the indemnifying party does not approve in writing in advance. The indemnified party will cooperate fully with the indemnifying party, at the indemnifying party's expense, in connection with the defense and settlement of any such claim.

16.4 Prior to entering clinical trials, LICENSEE further agrees to obtain and maintain in force a comprehensive or commercial form general liability insurance policy supporting its obligations under Article 16.1. This insurance shall provide LICENSOR with insurance coverage that is commensurate with the insurance coverage that LICENSOR would have otherwise been provided had the LICENSOR been named as additional insured on the LICENSEE's comprehensive general liability insurance, and provide for prior notice to LICENSOR before cancellation. The limits of such insurance shall be commercially reasonable amounts for personal injury or death, and for property damage. Upon request, LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing the same.

                                  ARTICLE XVII

                                     NOTICES

17.1 Any payment, notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be effective on the date of delivery if delivered, in writing, in person, by facsimile, by overnight mail or by first class certified mail with postage prepaid and return receipt requested to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party:

In the case of LICENSOR:


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                                 Alkermes, Inc.
                             Chief Financial Officer
                                64 Sidney Street
                               Cambridge, MA 02139

In the case of LICENSEE:

                    President, Targeted Genetics Corporation
                            1100 Olive Way, Suite 100
                                Seattle, WA 98101


                                  ARTICLE XVIII

                           ARBITRATION; APPLICABLE LAW

18.1 All disputes that may arise, including, but not limited to, disputes arising under Article 7.1, in connection with this agreement and that are not resolved by the parties themselves shall be submitted to binding arbitration under the commercial rules and regulations then obtaining of the American Arbitration Association relating to voluntary arbitrations. All costs of arbitration shall be divided equally between the parties. The award shall be binding and conclusive on each of the parties, and it may be enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party.

18.2 In the event of any arbitration as provided in Section 18.1, (i) venue for the arbitration shall lie exclusively in the state and county of the principal executive offices of the party against whom the arbitration is initiated, and
(ii) the law governing this Agreement for purposes of the arbitration shall be the law of the state of the principal executive offices of the party against whom the arbitration is initiated.


                                   ARTICLE XIX

                                  MISCELLANEOUS

19.1 The headings of the several sections of this Agreement are inserted for convenience and reference only; and, are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.2 This Agreement will not be binding upon the parties until it has been signed by, or on behalf of, each party, in which event it shall be effective as of the Effective Date.

19.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.


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19.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

19.5 If any provision, or provisions, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

19.6 In witness whereof, both the LICENSOR and LICENSEE have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

     IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date first above written.


ALKERMES, INC.

By:     /s/ Michael Landine
   ---------------------------------------------------
Title:  Sr. Vice President and Chief Financial Officer




TARGETED GENETICS CORPORATION

By:     /s/ H. Stewart Parker
   ---------------------------------------------------
Title:  President and CEO





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